Exhibit 99.1

Walter Energy, Inc. P.O. Box 20608 Tampa, Florida 33622-0608 www.walterenergy.com

FOR IMMEDIATE RELEASE	Press Release
March 8, 2010

Investor Contact: Mark Tubb

Vice President - Investor Relations

813.871.4027

mtubb@walterenergy.com

Media Contact: Michael A. Monahan

Director — Corporate Communications

813.871.4132

mmonahan@walterenergy.com

JOSEPH B. LEONARD NAMED INTERIM CHIEF EXECUTIVE OFFICER OF WALTER ENERGY

Lisa A. Honnold Named Interim Chief Financial Officer; Catherine C. Bona Named Interim General Counsel

(TAMPA, Fla.) — Walter Energy (NYSE: WLT), a leading U.S. producer and exporter of premium hard coking coal for the global steel industry, today announced that its Board of Directors has named Board Member Joseph B. Leonard, former chairman and chief executive officer of AirTran Holdings, as its interim chief executive officer.

“Joe has been an important member of our board, serving with us in two separate tenures,” said Michael T. Tokarz, chairman of Walter Energy. “We will look to him to provide continuity and leadership, keeping the company on its path as a leading provider of premium coking coal for the global steel industry. Joe also will be responsible for directing our search for a permanent CEO and filling out our senior management team.”

In addition to his seat on the Walter Energy board, Leonard also is on the board of directors of Mueller Water Products, Inc., a former subsidiary of the Company, and Air Canada.

Mr. Leonard succeeds Victor P. Patrick, who announced his retirement on Feb. 22, 2010. The effective date of the transition will be close of business March 12, 2010.

“We sincerely appreciate Vic’s service to the Company over the past eight years. He has served in a number of important roles during his tenure, most recently as our chief executive officer, chief financial officer and general counsel. His leadership over that time was integral to our Company’s transformation and our success. We wish him and his family the best in the future,” said Tokarz.

The Company also announced that Sr. Vice President — Controller Lisa A. Honnold will serve as interim chief financial officer and that Catherine C. Bona, currently vice president, assistant general counsel and secretary, will serve as interim general counsel. These appointments are also effective close of business March 12, 2010.

Ms. Honnold continues to serve as senior vice president - controller of the Company, a role she has held since March 2006. She had previously served as vice president of corporate accounting for the Company since December 2005. Prior to joining Walter Energy, she was vice president, corporate controller of Catalina Marketing Corporation from December 2004 to November 2005, holding the previous title of assistant controller since November 2003. She had previously held various positions with NACCO Industries, Inc., last serving as manager of financial reporting and analysis. Honnold is a certified public accountant and received a B.S. Degree in Accountancy from Miami University.

Ms. Bona was appointed vice president, assistant general counsel and secretary for the Company in April 2007. She had previously served as assistant general counsel and assistant secretary and has been with the Company since 1995. Bona holds a law degree from St. Johns University School of Law and a Bachelor’s Degree from LeMoyne College in Syracuse, NY. She is a member of the Florida, New York and Pennsylvania State Bar Associations and also holds memberships in the American Bar Association, the Association of Corporate Counsel and the Society of Corporate Secretaries and Governance Professionals.

“Both Lisa and Cathy have been important components of the Company’s success,” Tokarz added. “The board and I have confidence that they will continue to be outstanding contributors in these interim leadership roles until such time that permanent replacements are named.”

About Walter Energy

Walter Energy is a leading U.S. producer and exporter of premium hard coking coal for the global steel industry and also produces steam coal and industrial coal, metallurgical coke and coal bed methane gas. The Company has revenues of approximately $1.0 billion and employs approximately 2,100 people. For more information about Walter Energy, please visit the Company Web site at www.walterenergy.com.

WLT